UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

SYNTROLEUM CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed on Form 8-K filed on November 20, 2006, on November 20, 2006, Syntroleum Corporation (“we” or “us”) entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with Azimuth Opportunity Ltd. (“Azimuth”). Pursuant to the Purchase Agreement, we may, from time to time and subject to the terms and limitations set forth in the Purchase Agreement, sell shares of our common stock to Azimuth. On July 11, 2007, we expect to settle with Azimuth on the purchase of 2,950,157 shares of our common stock under the Purchase Agreement at an aggregate purchase price of $8,000,000. We will receive an estimated net proceeds from the sale of these shares of approximately $7,880,000 after deducting our estimated offering expenses. In connection with this sale, we are filing, as Exhibit 5.1 hereto, an opinion of our counsel, Baker Botts L.L.P. We currently intend to use the net proceeds from the sale of the offered securities to fund our $4.25 million contribution to the formation of Dynamic Fuels, LLC, a venture with Tyson Foods, Inc. to manufacture synthetic renewable fuels, and for general corporate purposes.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement, dated as of November 20, 2006, by and between Azimuth and us, which was filed as an exhibit to the Form 8-K filed on November 20, 2006 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

5.1	Opinion of Baker Botts L.L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: July 10, 2007

By: /s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Baker Botts L.L.P.